Exhibit 99.1

CONTACTS:	Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Charlie Mayr
(862) 261-8030

David Belian
(862) 261-8141

Actavis Completes Acquisition of Furiex Pharmaceuticals

DUBLIN, IRELAND – July 2, 2014 – Actavis plc (NYSE: ACT) today announced that its subsidiary Forest Laboratories, LLC has successfully completed its acquisition of Furiex Pharmaceuticals, Inc. (NASDAQ: FURX) in an all-cash transaction valued at approximately $1.1 billion, and up to approximately $360 million in a Contingent Value Right (CVR) that may be payable based on the status of eluxadoline, Furiex’s lead product, as a controlled drug following approval.

In connection with the close of the Furiex acquisition, Actavis further announced that it has closed the transaction related to the sale of Furiex’s royalties on alogliptin and Priligy® to Royalty Pharma for approximately $415 million.

“The strategic acquisition of Furiex strengthens Actavis’ focus on gastroenterology (GI) where we are an industry leader, positioning us for continued long-term growth in IBS treatment,” said Brent Saunders, CEO and President of Actavis. “Furiex’s lead development product eluxadoline is a natural extension to our GI business, complementing our Linzess® and Asacol® and Delzicol® franchises, as well as the products acquired as part of the acquisition of Aptalis earlier this year. If approved, eluxadoline could represent a significant advance in the treatment of IBS-D, and would give Actavis one of the broadest product offerings for the $38 billion GI disease market. This product, if successful, would make Actavis even more relevant to gastroenterologists and primary care physicians in meeting significant patient needs.”

Eluxadoline is a first-in-class, locally-acting mu opioid receptor agonist and delta opioid receptor antagonist for treating symptoms of diarrhea-predominant irritable bowel syndrome (IBS-D), a condition that affects approximately 28 million patients in the United States and Europe. In February 2014, Furiex announced top-line results indicating the company’s two pivotal Phase III clinical trials evaluating the efficacy and safety of eluxadoline in the treatment of IBS-D met both the U.S. Food and Drug Administration (FDA) and the European Medicines Agency formally agreed-upon primary endpoints of composite response based on simultaneous improvements in stool consistency and abdominal pain. Actavis expects to be in a position to announce an acceptance for filing of the New Drug Application for eluxadoline by the end of the third quarter of 2014.

About Actavis

Actavis plc (NYSE:ACT), headquartered in Dublin, Ireland, is a unique specialty pharmaceutical company focused on developing, manufacturing and commercializing high quality affordable generic and innovative branded pharmaceutical products for patients around the world.

Actavis markets a broad portfolio of branded and generic pharmaceuticals and develops innovative medicines for patients suffering from diseases principally in the central nervous system, gastroenterology, women’s health, urology, cardiovascular, respiratory and anti-infective therapeutic categories. The Company is an industry leader in product research and development, with one of the broadest brand development pipelines in the pharmaceutical industry, and a leading position in the submission of generic product applications. Actavis has commercial operations in more than 60 countries and operates more than 30 manufacturing and distribution facilities around the world.

For more information, visit Actavis’ website at www.actavis.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this press release that refer to Actavis’ estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Actavis’ current perspective of existing trends and information as of the date of this release. For instance, any statements in this press release concerning prospects related to Actavis’ strategic initiatives, product introductions and anticipated financial performance are forward-looking statements. It is important to note that Actavis’ goals and expectations are not predictions of actual performance. Actavis’ performance, at times, will differ from its goals and expectations. Actual results may differ materially from Actavis’ current expectations depending upon a number of factors affecting Actavis’ business. These factors include, among others, the inherent uncertainty associated with financial projections; successful integration of the Forest and Furiex acquisitions and the ability to recognize the anticipated synergies and benefits of the Forest and Furiex acquisitions; the difficulty of predicting the timing and outcome of pending or future litigation and government investigations and risks that an adverse outcome in such litigation or investigations could render Actavis liable for substantial damages or penalties; risks that resolution of patent infringement litigation through settlement could result in investigations or actions by private parties or government authorities or agencies; the impact of competitive products and pricing; risks related to fluctuations in foreign currency exchange rates; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; risks and uncertainties normally incident to the pharmaceutical industry, including product liability claims and the availability of product liability insurance on reasonable terms; market acceptance of and continued demand for Actavis’ products; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with governmental regulations applicable to Actavis’ facilities, products and/or businesses; changes in the laws and regulations, including Medicare, Medicaid, and similar laws in foreign countries affecting, among other things, pricing and reimbursement of pharmaceutical products and the settlement of patent litigation; and such other risks and uncertainties detailed in Actavis plc’s periodic public filings with the Securities and Exchange Commission, including but not limited to Actavis plc’s Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and Current Report on form 8-K filed on May 20, 2014 and from time to time in Actavis’ other investor communications. Except as expressly required by law, Actavis disclaims any intent or obligation to update these forward-looking statements.